Exhibit 4.18

AMENDMENT NO. 1 TO THE NOTE

THIS AMENDMENT AGREEMENT (the “Amendment”) is dated this 26th day of June, 2025, by and between La Rosa Holdings Corp. (the “Company”) and [*] (the “Holder,” and together with the Company, the “Parties”).

WHEREAS, the Holder beneficially owns and holds (i) a senior secured convertible note of the Company in an aggregate principal amount of $5,500,000 (the “Original Note”), which was issued pursuant to that certain Securities Purchase Agreement, dated as of February 4, 2025 (as amended, supplemented or otherwise modified from time to time, the “SPA”), by and between the Company and the Holder. Capitalized terms not defined herein shall have the meaning as set forth in the SPA.

WHEREAS, the Parties desire to amend the Original Note in order to correct administrative error as set forth expressly below.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder hereby agree as follows:

Section 1. The “Maturity Date” (as defined in the Section 33(nn) of the Original Note) of the Original Note shall be amended to February 4, 2027.

Section 2. The “Alternate Conversion Price” (as defined in the Section 33(g) of the Original Note) of the Original Note shall be amended and restated to read as follows:

“Alternate Conversion Price” means, with respect to any Alternate Conversion, that price which shall be the greater of (i) 95% of the lowest VWAP of the Common Stock during the seven (7) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”) and (ii) the Floor Price. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period.”

Section 3. Governing Law; Jurisdiction; Waiver of Jury Trial. This Amendment shall be construed under the laws of the State of New York, without regard to principles of conflicts of law or choice of law that would permit or require the application of the laws of another jurisdiction. The Company and the Holder each hereby agrees that all actions or proceedings arising directly or indirectly from or in connection with this Amendment shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The Company and the Holder each consents to the exclusive jurisdiction and venue of the foregoing courts and consents that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by generally recognized overnight courier or certified or registered mail, return receipt requested, directed to such party at its or his address set forth in the Transaction Documents (and service so made shall be deemed “personal service”) or by personal service or in such other manner as may be permissible under the rules of said courts. THE COMPANY AND THE HOLDER EACH HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AMENDMENT.

Section 4. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same Amendment and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that an electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not an electronic signature.

Section 5. Ratification. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Original Note. Except as specifically modified hereby, all of the provisions of the Original Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect. Except as otherwise expressly provided herein, the Transaction Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LA ROSA HOLDINGS CORP.

By:
Name:	Joseph La Rosa
Title:	Chief Executive Officer

[Company signature page to the Amendment]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE HOLDER:

[*]

By:
Name:
Title:

[Holder signature page to the Amendment]